Exhibit 99.1

For Immediate Release

Contact:

Mike Van Handel

Chief Financial Officer

(414) 906-6305

Manpower Inc. Completes Redemption of Zero Coupon Convertible Debentures

MILWAUKEE, WI, USA (March 30, 2005) — Manpower Inc. (NYSE: MAN) today announced that it has completed the redemption of all of its outstanding Zero Coupon Convertible Debentures due August 17, 2021 (the “Debentures”).  Of the $435,244,000 principal amount at maturity of Debentures, $336,455,000 principal amount at maturity was redeemed for an aggregate cash payment of $206,580,005 and $98,789,000 principal amount at maturity was converted into 1,378,670 shares of Manpower common stock.  The cash payment was financed through existing corporate credit facilities.

Additional financial information about Manpower Inc., including stock history and annual shareholder reports, can be found at http://investor.manpower.com.

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About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition; organizational consulting; and professional financial services. Manpower's worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.